SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [x]
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[ ] [ ] [x] [ ] [ ]	Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

PHARMACEUTICAL FORMULATIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 28, 2001

To Our Stockholders:

           You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Pharmaceutical Formulations, Inc., a Delaware corporation (the "Company"). It will be held at Pharmaceutical Formulations, Inc. on November 28, 2001, at 2:00 p.m. local time. The following items of business will be discussed and voted on at the meeting:

1.	The election of five members to the Board of Directors for a term of one year to serve until their respective successors are elected and qualified;

2.	The approval of an increase in the number of authorized shares of the Company's common stock by 160,000,000 shares to 200,000,000 shares;

3.	The approval of an increase in the number of shares available under the Company's 1994 Stock Option Plan, as amended, by 6,000,000 shares to 7,500,000 shares:

4.	The approval of an increase in the number of shares available under the Company's 1997 Stock Incentive Plan by 800,000 shares to 1,000,000 shares;

5.	The ratification of the selection of BDO Seidman, LLP as our independent auditors for the year ending June 29, 2002; and

6.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

          Only stockholders of record at the close of business on October 29, 2001 are entitled to notice of the meeting and to vote at the meeting or any adjournments.

          A proxy statement and proxy are enclosed. You are urged to sign, date and return the proxy promptly in the enclosed addressed envelope. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our Fiscal 2001 Annual Report.

Dolores Scotto, Secretary

Edison, New Jersey
November 12, 2001

PROXY STATEMENT

PHARMACEUTICAL FORMULATIONS, INC.
460 Plainfield Avenue
Edison, New Jersey 08818

Purpose

          The 2001 Annual Meeting of Pharmaceutical Formulations, Inc. will be held on Wednesday, November 28, 2001, for the purposes and at the time and location set forth in the attached notice of annual meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors of the Company in connection with the Annual Meeting or any postponement or adjournment of the meeting.

Who Can Vote

           You are entitled to vote at the Annual Meeting or any adjournment if you were a holder of record of Pharmaceutical Formulations, Inc. common shares at the close of business on October 29, 2001, the record date for the Annual Meeting. Your shares can be voted only if you or a person holding your proxy is present at the meeting.

Shares Outstanding

           The only securities entitled to vote at the Annual Meeting are the Company's common shares, $.08 par value per share. On October 29, 2001, there were 30,329,671 common shares outstanding. To our knowledge, no person owned beneficially more than 5% of the outstanding common shares except as otherwise noted on pages 10-11.

Voting of Shares

           Each share represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. You may vote in person or by proxy. There are no cumulative voting rights.

Voting by Proxy

           If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your shares by by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy/voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

           If you do not wish to have our proxies vote your shares, you may designate one or more persons to act as your proxy instead of those persons designated on the proxy card. To give another person authority, strike out the name or names appearing on the enclosed proxy card, insert the name or names of another person or persons and deliver the signed card to such person or persons. The persons designated by you must present the signed proxy card at the meeting in order for your shares to be voted.

          If shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder in accordance with the record holder's requirements in order to ensure the shares are properly voted.

Mailing Date

          This proxy statement, the accompanying form of proxy and the notice of Annual Meeting are first being sent or given to you and the other shareholders of the Company on or about [November 7,] 2001.

Required Votes

          A quorum is representation in person or by proxy at the Annual Meeting of at least one-third of our outstanding shares. Under the Delaware General Corporation Law, any corporate action, other than the election of directors, must be authorized by a majority of the votes cast, except as otherwise required by such law or our Certificate of Incorporation with respect to a specific proposal, and the five nominees for the five directorships being voted on receiving the highest number of votes will be elected as directors.

          ICC Industries Inc. (ICC), an affiliate of ours with an address of 460 Park Avenue, New York, NY, owns 19,635,894 shares (approximately 65% of the total number of shares outstanding). Accordingly, ICC can appoint the entire board of directors, ratify the selection of BDO Seidman, LLP to audit our financial statements, approve an increase in the authorized number of common shares, approve increases in shares eligible for grant under stock compensation plans and generally take any action upon which the stockholders are requested to vote. ICC has indicated that it intends to approve all proposals set forth in this Proxy Statement and vote in favor of the election of all nominated directors.

Tabulation of Votes

           Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners (so called "broker nonvotes"), such non-voted shares will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote. Such shares will, however, be counted as "present" for determining a quorum.

           In situations where the approval of a specified percentage of our outstanding shares is required for passage of a proposal, an abstention or a broker non-vote will have the same practical effect as a vote cast against the proposal. The proposed amendment to our Certificate of Incorporation to increase the number of authorized shares (proposal no. 2) requires approval by a majority of our outstanding shares.

Revocation of Proxy

          To revoke your proxy instructions, you must advise PFI's Secretary in writing before your shares have been voted by the proxies at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, you should revoke or amend your prior instructions in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Stockholders List

          A list of our stockholders will be available for inspection for any purpose germane to the meeting during normal business hours at our offices at least ten days prior to the Annual Meeting.

           Your vote is important. Please sign, date and return your proxy card so that a quorum may be represented at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

          Each nominee to the Board of Directors will serve until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at five members. According to our By-Laws and the Certificate of Incorporation, the size of the Board is set by action of a majority of the whole Board of Directors. ICC has advised us that it plans to nominate members to the Board of Directors from time to time, in accordance with the laws of the State of Delaware and our By-Laws. Nominees to the Board of Directors can be effectively chosen by ICC, as majority stockholder.

           Unless otherwise specified, the enclosed proxy will be voted in favor of the election of Balram Advani, Ray W. Cheesman, James C. Ingram, Steve Jacoff and John L. Oram (or for substitute nominees in the event of contingencies not known at present). Information is furnished below with respect to all nominees.

           Each of the nominees named below has served as a director during fiscal year 2001, which ended on June 30, 2001, except for Balram Advani and Steve Jacoff, who became directors on October 23, 2001. Information with respect to the principal occupation or employment of each nominee, the name and principal business of the corporation or other organization in which such person's occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to us by the nominee.

           The Board of Directors unanimously recommends that the stockholders vote FOR the election as directors of the nominees listed below. If one or more of the nominees should become unavailable or unable to serve at the time of the Annual Meeting, the shares to be voted for such nominee or nominees which are represented by proxies will be voted for any substitute nominee or nominees designated by the Board or, if none, the size of the Board will be reduced within legal limits. The Board knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

•	BALRAM ADVANI, age 58, has been President of ADH Health Products, which specializes in custom formulations and contract manufacturing of dietary supplements and nutritional products, since 1976. He was elected a director on October 23, 2001.

•	RAY W. CHEESMAN, age 70, has been a director of the Company since July 1993 and was a consultant to KPMG Peat Marwick LLP, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

•	JAMES C. INGRAM, age 60, has been the Company's President, Chief Operating Officer and a director of the Company since October 2000. Prior to joining the Company, he was Vice President of K.S.H. Corporation from 1986-1989, Vice President of Goodson Polymer Corp. from 1989-1991 and Executive Vice President of Primex Plastics Corp., a subsidiary of ICC, from 1991-1996.

•	STEVE JACOFF, age 68, was the founder and has been the President of Staff Medical Supply Inc., which is a professional pharmacy and medical supply company, since 1957; he established and operated Prescription Pharmacy Group and Prescription Centers Inc., which consisted of nine pharmacies, from 1964 until 1988. He was elected a director on October 23, 2001.

•	JOHN L. ORAM, age 57, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995 and Chief Executive Officer in February 2000. Mr. Oram has been President and Chief Operating Officer of ICC since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has been a director of Electrochemical Industries (1952) Ltd., an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries Limited, a company spun-off from Electrochemical Industries and listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

Compensation of Directors; Board Meetings

           Members of the Board of Directors who are not employees of the Company or representatives of ICC were compensated in fiscal 2001 at the rate of $5,000 per year, plus $500 for each meeting attended. Members are also paid for special projects undertaken on our behalf and for actual expenses incurred in connection with their attendance at Board and Committee meetings. In addition, each Director who is not an employee of the Company or a representative of ICC receives stock options on 10,000 shares and stock grants of 5,000 shares in each of their first three years on the Board.

           Our Board of Directors met three times during fiscal 2001. All of the directors attended at least 75% of the meetings of the Board and committees of which they are members in fiscal 2001.

Board Committees

           The Board of Directors has Audit and Compensation Committees but does not have any Nominating Committee. The Board also appoints the members of the Stock Option Committee constituted under the Company's 1994 Stock Option Plan and the Stock Incentive Committee constituted under the Company's 1997 Stock Incentive Plan.

           Audit Committee. The sole member of the Audit Committee in fiscal 2001 was Ray W. Cheesman; Steve Jaroff was elected to the committee in fiscal 2002. The Audit Committee reviews the findings and reports of the independent certified public accountants and makes recommendations relating to the accounting controls, audit and financial statements of the Company. These include to meet with the Company's independent accountants at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results, recommend to the Board the independent accountants to be retained by the Company, and receive and consider the accountants' comments as to internal controls, accounting staff, management performance and procedures performed and results obtained in connection with the audit. As the Company's stock is not quoted on the Nasdaq Stock Market or listed on any exchange, it is not obligated to meet the recently-adopted standards for audit committees required by such self regulatory organizations. The Board of Directors has not adopted a charter for the Audit Committee. Mr. Cheesman meets the standards for independence as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Audit Committee met two times in fiscal 2001.

           Compensation Committee. The members of the Compensation Committee are Ray W. Cheesman, James C. Ingram and John L. Oram. The Compensation Committee reviews compensation issues, approves salaries, reviews benefit programs for the executive officers, reviews and recommends incentive compensation (including stock compensation) plans, and approves any employment contracts with, or other contractual benefits for, executive officers. It met two times in fiscal 2001.

           Stock Option and Stock Incentive Committees. The members of the Stock Option Committee and the Stock Incentive Committee are Ray W. Cheesman and John L. Oram. The Stock Option Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1994 Stock Option Plan. It met two times during fiscal 2001. The Stock Incentive Committee makes awards under, prescribes rules for and interprets the provisions of the Company's 1997 Stock Option Plan. It met two times during fiscal 2001.

EXECUTIVE COMPENSATION

Report of the Compensation Committee and Stock Option and Stock Incentive Committees on Compensation of Executive Officers of the Company*

___________________________

*	This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed "soliciting material" or filed under such Acts.

           Compensation Philosophy. Our philosophy for compensation of executive officers has been to provide reasonably competitive levels of compensation, reward corporate performance and recognize individual initiative and performance in achieving corporate goals. We do not determine compensation based on any specific formulas, targets or weighted criteria.

           Base Salaries. Base compensation for executive officers is determined by recommendations of the President and approval by the Compensation Committee.

           Incentive Compensation. Annual incentive compensation is based primarily on corporate operating performance and includes an informal overall assessment by the Committee of each executive officer's role in helping the Company to achieve its goals. There was no incentive compensation in fiscal 2001.

           Stock Options. In fiscal 2001, the Stock Option Committee granted stock options to certain key employees to provide incentives to encourage future efforts.

           Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction beginning in 1994 to public companies for compensation over $1 million received by a corporation's Chief Executive Officer and four other most highly compensated executive officers if not pursuant to qualifying performance-based plans. None of our executive officer's cash compensation was in excess of $1,000,000 in fiscal 2001 and, at this time, it is not anticipated that any executive officer will receive any such cash compensation in excess of this limit during the current fiscal year. Therefore, during fiscal 2001 the Committee did not take any action to comply with such limit.

           Conclusion. The Committee believes the current compensation structure appropriately compensates its officers in a manner that relates to performance and to the stockholders' long-term interests. The Committee will continue to review compensation practices, with respect to both overall arrangements and the compensation of specific officers.

Respectfully submitted, For the Compensation Committee:

Ray W. Cheesman James C. Ingram John L. Oram

For the Stock Option and Stock Incentive Committees:

Ray W. Cheesman John L. Oram

Compensation Committee Interlocks and Insider Participation

          No members of the Board's Compensation Committee (other than James C. Ingram, our President and Chief Operating Officer) or Stock Option Committees are employed by us. No member of the Board served during the last completed fiscal year as an executive officer of any entity whose compensation committee (or other comparable committee, or the Board, as appropriate) included an executive officer of the Company. There are no "interlocks" as defined by the Securities and Exchange Commission ("SEC").

Compensation Tables

           This section of the Proxy Statement discloses fiscal 2001 plan and non-plan compensation awarded or paid to, or earned by, (i) our Chief Executive Officer ("CEO"), (ii) our most highly compensated executive officers other than the CEO who were serving as executive officers at June 3, 2001, to the extent that salary and bonuses exceeded $100,000 and (iii) a persons for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not an executive officer at June 30, 2001 (together, these seven persons are sometimes referred to as the Named Executives).

Summary Compensation Table

           The following table contains compensation data for the Named Executives for the most recent three fiscal years:

                                                                                Long-Term Compensation
                                                                        Awards            Payouts
                                                           Other
                                                           Annual     Restricted   Securities             All
                                                           Compen-    Stock        Underlying   LTIP      Other
Name and                          Salary      Bonus        sation     Awards       Options      Payouts   Compen-
Principal Position       Year     $           $            $          #            $            $         sation
------------------       ----     -------     -----        -------   -----------   ----------   -------   -------

John Oram                 2001         --       --            --        --            --          --        --
  Chairman, CEO           2000         --       --            --        --            --          --        --
                          1999         --       --            --        --            --          --        --

James Ingram              2001     $141,541     --            --        --          75,000        --        --
  President, COO

Ward Barney               2001     $180,000     --        $6,0001       --         100,000        --        --
  Vice President,         2000      180,000     --         6,0001       --            --          --        --
  Operations              1999         --       --            --        --          50,000        --        --

Anthony Cantaffa          2001     $170,000     --            --        --          75,000        --        --
  Vice President          2000      148,462     --            --        --          50,000        --        --
  Business Development    1999      126,635     --            --        --            --          --        --

Brian Barbee              2001     $128,615   $7,500          --        --          25,000        --        --
  Vice President,         2000      113,538     --            --        --          18,000        --        --
  Scientific Affairs      1999      111,000     --            --        --           7,000        --        --

Susan Baer                2001     $147,308     --            --        --         25,0004        --        --
  Vice President and      2000      105,961     --            --        --         40,0004        --        --
  General Counsel         1999         --       --            --        --            --          --        --

Charles E. LaRosa 2       2001         --       --       171,0413       --            --          --        --
  former President        2000      181,147     --       118,8413       --            --          --        --
  and Chief Executive     1999      299,988     --            --        --            --          --        --
  Officer

--------------------------------------
1    Mr. Barney's car allowance

2    Mr. LaRosa's employment ended in February 2000

3    Severance paid as a result of termination of employment

4    The stock options terminated after Ms. Baer's employment ended on July 31, 2001

Option Grants in Fiscal 2001

           The following table contains information concerning the grant of stock options to the Named Executives during fiscal 2001 (we have no outstanding stock appreciation rights -"SARs"- and granted no SARs during fiscal 2001):

                                 Individual Grants
                  --------------------------------------------

                   Number of
                   Securities       Percent of Total                                   Potential Realizable Value at
                   Underlying       Options Granted        Exercise                     Assumed Annual Rates of Stock
                   Options          to Employees in        Price           Expiration         Price Appreciation
Name               Granted          Fiscal Year            ($/Share)2      Date                for Option Term1
-----              -----------      -----------------      -----------     -----------  ---------------------------------
                                                                                           5%($)            10%($)
                                                                                          ------           --------
John Oram              ---               ---                 ---            ---            ---             ---

James Ingram         75,000              13%                $.27           07/05          $5,600         $11,200

Ward Barney         100,000              18%                $.27           07/05          $7,500         $15,000

Anthony Cantaffa     75,000              13%                $.27           07/05          $5,600         $11,200

Brian Barbee         25,000               4%                $.27           07/05          $1,900          $3,730

Susan Baer3          25,000               4%                $.27           07/05            ---             ---

Charles LaRosa         ---               ---                 ---            ---             ---             ---

---------------------------

1    Executives may not sell or assign any option grants, which have value only to the extent of stock price appreciation, which will benefit all stockholders commensurately. The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and
     Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. We did not use an alternate formula for a grant date valuation as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
2    The exercise price is equal to or higher than the fair market value of our common stock on the date of the grant.
3    The stock options terminated after Ms. Baer's employment ended.

Aggregated Option Exercises and Fiscal Year-End Option Values in Fiscal 2001

           No options were exercised by any of our executive officers during fiscal 2001. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end:

                                                            Number of Unexercised             Value of Unexercised
                                                            Securities Underlying            In-the-Money Options
                            Shares          Realized         Options at 6/30/01               Options at 6/30/01
                            Acquired on     Value           ---------------------            -----------------------
Name                        Exercise(#)     ($)          Exercisable    Unexercisable   Exercisable    Unexercisable
----                       ------------     ---------   -------------   -------------   ------------   --------------

John Oram                     ---           ---          ---             ---            ---             ---
James Ingram                  ---           ---         75,000           ---            ---             ---
Ward Barney                   ---           ---        150,000           ---            ---             ---
Anthony Cantaffa              ---           ---        167,333           ---            ---             ---
Brian Barbee                  ---           ---         77,750           ---            ---             ---
Susan Baer                    ---           ---          ---             ---            ---             ---
Charles E. LaRosa             ---           ---          ---             ---            ---             ---
____________________

1    Market value of underlying securities at year end, as applicable, minus the exercise price. The high bid and low asked prices on the OTC Bulletin Board on June 30, 2001 were $ .20 and $ .20 respectively. All options are excluded since they are out of the money.

Change of Control Arrangements

           Options granted under our 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then-outstanding securities; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of our stock that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value of total voting power of our stock, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the common stock; or (iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from us that have a total fair market value equal to or more than one-third of the total fair market value of all of our assets immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and (ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and our policies is not transferred from a person to another person; and for purposes of clause (iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which we have (directly or indirectly) 50% ownership, or (C) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION*

           Set forth below is a chart and line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on our common stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index for the period of five fiscal years ending on June 30, 2001. The graph and chart assumes that the value of the investment in our common stock and for each index was $100 on June 30, 1996 and reflects reinvestment of dividends and market capitalization weighing. The dollar amounts indicated in the graph and chart are as of June 30th in each year indicated.

--------------------------------- -------------------------------------------------------------------------
                                                        Cumulative Total Return ($)
================================= =========================================================================
Registrant/Index                      6/96         6/97        6/98        6/99        6/00        6/01
================================= ============= =========== =========== =========== =========== ===========
                                                   80.01       96.01       29.44       31.36       19.20
Pharmaceutical Formulations         $100.00
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------

Nasdaq Stock Market (US)            $100.00       121.60      160.06      230.22      340.37      184.51
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------

Nasdaq Pharmaceuticals              $100.00       101.37      103.59      145.33      333.54      280.67
--------------------------------- ------------- ----------- ----------- ----------- ----------- -----------

----------------------
*    This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of
     1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PHARMACEUTICAL FORMULATIONS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE NASDAQ PHARMACEUTICAL INDEX

DOLLARS
400
350
300
250
200
150
100
50
0
6/96
6/97
6/98
6/99
6/00
6/01
PHARMACEUTICAL FORMULATIONS, INC.
NASDAQ STOCK MARKET (U.S.)
NASDAQ PHARMACEUTICAL

* $100 INVESTED ON 6/30/96 IN STOCK OR INDEX-
INCLUDING REINVESTMENT DIVIDENDS.
FISCAL YEAR ENDING JUNE 30.

           Notwithstanding the fact that the companies in the Nasdaq Pharmaceutical Index are primarily major pharmaceutical companies involved primarily in the prescription ethical pharmaceutical business, it is felt that such Nasdaq index provides the most appropriate comparison for us of the available indexes and that there is no appropriate peer group to which we could be adequately compared. Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

           The following table shows information, as of June 30, 2001, with respect to the beneficial ownership of common stock by (i) each director, (ii) each Named Executive, (iii) each person or group known to us to own beneficially more than 5% of the outstanding common stock, and (iv) all executive officers and directors as a group (the addresses of all the persons named below is c/o Pharmaceutical Formulations, Inc. 460 Plainfield Avenue, Edison, NJ 08818 except for ICC Industries Inc., Dr. John J. Farber, John Oram, whose address is 460 Park Avenue, New York, NY 10022.

     Name and Address of                Amount and Nature of           Percentage
     Beneficial Owner                   Beneficial Ownership1           of Class
     ----------------------             --------------------          ----------

     ICC Industries Inc.                     19,635,894 2                 64.7%
     Dr. John Farber                         19,635,894 2                 64.7%
     John L. Oram                               161,536                    *
     James Ingram                                75,000 3                  *
     Ward Barney                                 50,000 3                  *
     Ray W. Cheesman                            275,000 3                  *
     Anthony Cantaffa                           237,788 3                  *
     Brian Barbee                                82,750 3                  *
     Officers and Directors as a
       Group (6 persons)                        982,073 3                 3.2%
___________________

*    Less than 1%.

1    Unless it is stated otherwise in any of the following notes, each holder owns the reported shares directly and has sole voting and investment power with respect to such shares. The number of shares beneficially owned by a person also includes all shares which can be acquired by such person within
     60 days, including by way of exercise of outstanding options or the conversion of convertible securities which are, or during such 60-day period, become exercisable or convertible.

2    Does not include 2,330,148 shares includable in connection with ICC's limited preemptive rights since such rights are not currently exercisable nor can there be any assumption that they will become exercisable within 60 days after June 30, 2001. Such shares are issuable only upon the issuance by the Company of certain shares to other persons pursuant to agreements which were outstanding as of September 24, 1992. The issuance of shares to
     ICC pursuant to the limited preemptive rights is intended to maintain the preexisting equity ownership of ICC of approximately two-thirds of the outstanding shares (excluding shares which ICC may acquire upon conversion of convertible preferred shares). It also does not include any shares which may be issuable upon conversion of outstanding convertible preferred stock since such conversion can not occur until after three months prior written notice to the Company. Each share of preferred stock is convertible to such number of shares of common stock as equals the then-current liquidation preference for such shares of preferred stock (currently $1.00) divided by the lower of the current market price for the common stock (as defined) at the conversion date (as defined) or $2.00 per share (subject to certain antidilution adjustments). (The current market price is defined as the average of the daily market prices (as defined) for the common stock for 30 consecutive trading days commencing 45 days prior to the conversion date, which is the third monthly anniversary date of the date of notice of conversion). On June 25, 2001 ICC gave notice to the Company of its intent to convert its preferred stock and unpaid dividends to common stock. On
     September 18, 2001, we asked for and ICC agreed to a 60-day delay to discuss the conversion price and timing of the issuance. With the applicable current market price equal to the average of the high and low asked price for the common stock on the third month anniversary of the notice of conversion (i.e. September 21, 2001) of $.075, the 2,500,000 shares of preferred stock and related unpaid dividends would convert into
     47,333,333 shares of common stock. After such conversion ICC would then own
     66,969,227 shares of common stock, which is 86.2% of the outstanding common stock. If the market price for the common stock is greater than $.075 per share at the conversion date, ICC would own fewer shares, and if the market price is less than $.075 per share ICC would own more shares, after any such conversion. Dr. Farber is the majority stockholder of ICC. See
     "Certain Relationships and Related Transactions" for further information about the sale and "Proposal No. 2" for information regarding modifications to the conversion provisions.

3    Includes shares of common stock subject to stock options exercisable as of
     June 30, 2001 or within 60 days thereof as follows: Mr. Barbee 77,750; Mr.
     Barney 150,000, Mr. Cantaffa: 167,333; Mr. Cheesman: 75,000; Mr. Ingram
     75,000 and all officers and directors as a group: 470,083.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and any exchange on which our securities may be traded. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

           Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all such filing requirements for the year ended June 30, 2001 were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with ICC

           Option Agreement

           In September 1991, we entered into the ICC Option Agreement pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of our common stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994.

           Under the ICC Option Agreement, ICC was also granted certain preemptive rights (the "Limited Preemptive Rights") at a price equal to the lesser of the exercise price (or conversion price, as the case may be), of certain additional outstanding options, warrants and other rights to purchase shares of common stock (the "Convertible Securities") or $.25. The Limited Preemptive Rights are exercisable for a period of 45 days after we send notice to ICC that shares have been issued in connection with any outstanding Convertible Securities. We cannot predict whether any shares will be issued pursuant to the exercise of outstanding Convertible Securities or whether ICC will exercise any resulting preemptive rights.

           As of June 30, 2001, ICC owned a total of 19,635,894 shares of our common stock, representing approximately 64.7% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the Limited Preemptive Rights.

          Sale of Preferred Stock

           Effective April 4, 1996, we filed a Certificate of Designations, Preferences and Rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"). The holders of Series A Preferred Stock are entitled to a dividend at the lower of $.08 per share or $1.00 times the prime rate of interest at the time of the sale of the Series A Preferred Stock, payable semiannually when declared. Dividends cumulate if not paid and we cannot declare or pay dividends on any other class of stock until dividends on the Series A Preferred Stock are paid. The holders of Series A Preferred Stock are entitled to a liquidation preference of $1.00 per share. We may redeem shares of Series A Preferred Stock at any time at a price equal to the liquidation preference plus accrued and unpaid dividends. Shares of Series A Preferred Stock may be converted at the option of the holder into shares of common stock, par value $.08 per share, at any time after 36 months from issuance upon three months prior notice at a rate such that each share of Series A Preferred Stock shall be converted into such number of shares of common stock as equals the liquidation preference plus accrued and unpaid dividends, divided by the lower of the current market price (as defined) at the conversion date or $2.00 per share (subject to certain antidilution adjustments). The shares of Series A Preferred Stock are accorded only such voting rights as required by applicable law. We may not, however, take certain enumerated action prejudicial to the interest of the holders of Series A Preferred Stock without the approval of the holders of a majority of the Series A Preferred Stock.

           We sold 2,500,000 shares of Series A Preferred Stock to ICC pursuant to a Stock Purchase Agreement between the Company and ICC dated April 8, 1996 for a payment of $2,500,000. See footnote 2 to the table at "Securities Ownership of Certain Beneficial Owners and Management" above and "Proposal No. 2" below for more information on how many shares would be issued upon conversion under certain assumed circumstances. Pursuant to the Stock Purchase Agreement, we agreed to (a) redeem some or all of the Series A Preferred Stock owned by ICC if we have made a registered public offering of our common stock and the proceeds of such offering shall have been sufficient to pay the redemption price and (b) allow ICC to surrender shares of Series A Preferred Stock, valued at the liquidation preference therefore plus accrued and unpaid dividends, in exercise of any warrants, options or other rights to purchase common stock which ICC may have or in payment of any shares of common stock purchased in any public offering. The foregoing covenants are conditioned upon our ability to undertake the required actions under applicable law and that the redemption or surrender of shares would not thereby cause us to fail to meet all requirements for listing or continued listing of our common stock on the Nasdaq Stock Market or such other exchange on which the common stock may be listed.

          Purchase of Raw Materials

           We purchased $2,163,000 of raw materials from ICC in 2001, $3,145,000 in 2000 and $2,667,000 in 1999.

          Lease Financing

           ICC has also assisted us in obtaining certain machinery and equipment for the expansion of our production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which fixed monthly fees are paid by us. As a result of our general financial condition, we would not otherwise have been able to secure such leases and credit facilities in the amounts required for our continuing and planned operations.

           Since 1992, we have entered into various subleases of equipment and leasehold improvements from companies affiliated with ICC, for which we pay such affiliates fixed monthly fees. Such leases have various terms, expiring at different times between 1999 and 2001. In fiscal 1999, we assumed these subleases and are now making the lease payments directly to the leasing company previously associated with ICC. Upon expiration of the term of each lease, we are entitled to purchase the equipment for a price of $1.00. We no longer lease equipment from ICC.

          Loans

           On April 1, 1999, ICC provided a term loan of $3,000,000 which was increased to $7,752,000 on July 1, 2000. It also provided a temporary guarantee of $2,500,000 in advances under a line of credit and term loan from a lending institution. The term loan is secured by a subordinated pledge of all our assets and is repayable in 12 monthly installments of $100,000 each commencing in August 2001 with a final payment of $6,552,000 in August 2002. Interest is payable at 1% over prime. On September 30, 2000, the term loan was increased to $11,837,000 and the payment terms were modified and the term loan was increased to $16,404,000 in December 2000. It is repayable in 12 monthly installments of $100,000 each commencing in February 2002 with the balance due in February 2003. The temporary guarantee of $2,500,000 was replaced by a $2,000,000 guarantee in advances under a line of credit and a $4,000,000 guarantee under the term loan from lending institutions.

          Legal Services

           The law firm of Stroock & Stroock & Lavan LLP has performed legal services for the Company and, in matters unrelated to us, for ICC.

PROPOSAL NO. 2

PROPOSAL TO INCREASE NUMBER OF COMMON SHARES

           Our Board of Directors has unanimously approved and recommends for stockholder adoption the following resolution at the annual meeting:

RESOLVED, that Article FOURTH of our certificate of incorporation shall be amended to read in its entirety as follows:

                     "FOURTH. The total number of shares which the Corporation shall have the authority to issue is two hundred ten million(210,000,000), which are divided into ten million (10,000,000) Preferred Shares of a par value of $1.00 per share and two hundred million (200,000,000) Common Shares of a par value of $.08 per share. The relative rights, preferences and limitations of the shares of each class are as follows:

                     (a) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

                     (b) Holders of Common Shares shall be entitled to such dividend, liquidation and voting rights and privileges as are provided by the Business Corporation Law, subject to the rights of holders of Preferred Shares issued pursuant to paragraph (a) above."

The provisions regarding preferred shares are unchanged.

           Under our current certificate of incorporation, there are 40,000,000 authorized common shares, par value $.08 per share, of which 30,329,671 are outstanding as of September 21, 2001 and none are in treasury, leaving a balance of 9,670,329 shares, all of which are fully reserved for issuance under stock option or stock bonus plans or upon conversion of outstanding preferred shares. Adoption of the proposed amendment would increase the number of common shares available for future issuance to 166,202,526 (or 75,833,140 if the issuances to ICC and in a proposed rights offering as described below are made). The additional common shares for which authorization is sought would, if and when issued, have the same rights and privileges as the presently outstanding common shares.

           We last increased our authorized common shares in 1993. Upon adoption of the proposed amendment, the Board of Directors would be authorized to issue additional common shares at such time or times, to such persons and for such consideration as it may determine, except as may be otherwise be required by law. Holders of our shares do not have preemptive rights to subscribe for or purchase any part of any new or additional issuance of shares or securities convertible into shares.

Purposes

           Conversion of Existing Preferred Stock. The primary purpose of increasing the number of authorized common shares is to facilitate the conversion of our outstanding preferred shares into common shares. In fiscal 1996, we sold 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock to ICC. The Company received notice on June 25, 2001 that ICC intended to convert its preferred stock and unpaid dividends into common stock. The preferred stock is currently convertible into common stock at the option of ICC on three months notice to the Company. Each share of preferred stock is convertible to such number of shares of common stock as equals the then-current liquidation preference for such shares of preferred stock (currently $1.00) divided by the lower of the current market price for the common stock (as defined) at the conversion date (as defined) or $2.00 per share (subject to certain antidilution adjustments). (The current market price is defined as the average of the daily market prices (as defined) for the common stock for 30 consecutive trading days commencing 45 days prior to the conversion date, which is the third monthly anniversary date of the date of notice of conversion).

           With the applicable current market price equal to the average of the high and low asked price for the common stock on the third month anniversary of the notice of conversion (i.e. September 21, 2001) of $.075, the 2,500,000 shares of preferred stock and related unpaid dividends would convert into 47,333,333 shares of common stock. After such conversion, ICC would then own 66,969,227 shares of common stock. On September 18, 2001, the Company asked for and ICC agreed to a 60-day delay in order for the Company and ICC to discuss the conversion price and timing of the issuance. This period ends on November 20, 2001. At this time there are not enough authorized but unissued shares to effect such a conversion. If the number of authorized shares is not increased, we will be in breach of the terms of the convertible preferred shares.

           The Company and ICC have agreed that ICC will convert its preferred stock and unpaid dividends at a conversion price of $.34 per share of common stock (instead of the $.075 per share conversion price at which they are entitled to convert such shares). This means that 10,441,176 shares would be issued to ICC on such conversion, instead of the 47,333,333 shares that would have been issued at a $.075 conversion price. The conversion would occur on the date of completion of the formalities required to increase the Company's authorized capital (i.e., immediately following the filing of the appropriate certificate of amendment to the Company's certificate of incorporation, if this proposal number 2 is approved at the annual meeting). Further, ICC and the Company have agreed to ICC converting $15,000,000 of debt owed to ICC by the Company at the same price on the same date, which would result in the issuance of an additional 44,117,647 shares to ICC, for a total of 54,558,823 new shares to be issued to ICC. After such issuances, ICC would own 74,194,718 shares (or 87.40%) of the outstanding shares). If ICC holds over 80% of the shares of the Company, it is required to consolidate the financial results with the results of the other ICC companies for tax return purposes. If the stockholders do not approve the requested increase in the authorized capital of the Company, the conversion rights under the preferred stock and accumulated dividends will revert to the original conversion rights as outlined in the certificate of designation for such preferred stock although the conversion price shall never be lower than the then-par value of the Company's common stock.

           ICC and the Company have agreed that the Company may offer the minority shareholders the right to subscribe for a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted. This agreement would manifest itself with the proposed rights offering discussed below. If the price of shares in any rights offering is lower than $.34 per share, ICC will receive for no additional consideration such number of additional shares at that price per share as it would have received had it converted its preferred shares and existing debt at that conversion price and the Company's rights offering to the minority shareholders shall be based on such new number of shares being issued to ICC, although no shares shall be issued to ICC or in any rights offering at a price less than the par value of such shares (currently $.08 per share).

           Possible Rights Offering. The Company is currently contemplating the offering of rights to minority stockholders to purchase approximately 29,712,927 shares at $.34 per share. The purpose of this offering is to give minority holders the ability to maintain their current percentage interest in the Company and to raise additional capital for the Company. It is currently contemplated that the rights would be transferable, so that stockholders who do not wish to exercise their rights could sell them to stockholders who wish to acquire additional shares in the rights offering. There can, however, be no assurance that any persons would wish to buy such rights or that a market for such rights would exist. While ICC has no current intention to purchase any offered rights, it reserves the right to do so.

           Outstanding shares, shareholdings of ICC, shareholdings of minority stockholders and additional capital raised after such an offering (assuming that the Company and ICC agree to the conversion of $15 million of debt as noted above) would be as follows:

--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

                                                                                        Total
                                                                                        Minority
                                                                         Total ICC      Shareholder
                                                       Number of         Ownership      Ownership
                                        Total          Shares Offered    (and % of      (assuming      Potential
                                        Outstanding    to Existing       outstanding    full           Maximum
                                        Shares         Shareholders      shares)        subscription)  Equity Raised
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------
Before Rights
Offering:
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------
   Shares at September 30, 2001         30,329,671     --                19,635,894     10,693,777     --
                                                                           (64.74%)
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

   Shares issued to ICC as a result     40,770,847     10,441,176        30,077,070     10,693,777     --
   of conversion of 7,352,941                                              (73.77%)
   preferred shares to common shares
   and $1.05 million in accrued
   preferred stock dividends
   (3,088,235 shares) at $.34/share
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

   Shares issued to ICC upon            84,888,494     44,117,647        74,194,717     10,693,777     $15,000,000
   conversion of $15 million in debt                                       (87.40%)
   at a price of $.34/share
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

After Rights Offering:

--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

   Shares issued upon exercise of       108,915,120    24,026,626        74,194,717     34,720,403       $8,169,000
   rights offered to minority                                              (68.12%)
   stockholders at price of
   $.34/share in proportion to
   44,117,647 shares taken up by ICC
   on debt conversion
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

   Shares issued upon exercise of       114,601,422      5,686,301       74,194,717     40,406,704       $1,933,342
   rights offered to minority                                              (64.74%)
   stockholders in proportion to
   10,308,823 shares issued to ICC
   upon conversion of preferred stock
   and accrued dividends at price of
   $.34/share
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------
                                                                                                         $25,102,395
--------------------------------------- -------------- ----------------- -------------- -------------- ---------------

           The total number of shares outstanding after the issuance, assuming all minority stockholders or any transferees of rights exercise their rights, would be 114,601,422 common shares. This figure excludes any possible exercise of options by employees or exercise of rights given to employees under the proposed rights offering. The Company does not have an underwriter for the rights and does not anticipate at this time that it will find an underwriter. If rights lapse unexercised, ICC's percentage interest in the Company would also be greater than if all such rights were exercised. As the rights will be assignable, ICC may purchase some of any offered rights, which could further increase ICC's interest in the Company after any such offering. If ICC's percentage stock ownership were to exceed 90% of the outstanding shares, ICC may be able to cause what is called a "short form merger" under Delaware corporate law, merging the Company into ICC or a subsidiary of ICC without any vote by the holders of the Company's shares. If such a merger were to occur, shareholders would be paid a price for their shares as set by ICC or as set by a court if they protest the merger. Any increase in the percentage interest of shares owned by ICC may adversely affect the trading market for the shares of the Company.

           The Company cannot file a registration statement for any proposed rights offering to the Securities and Exchange Commission for its review until the Company has formalized its increase in authorized capital. The proposed filing with the SEC is therefore contemplated to take place in early December 2001 (assuming stockholder approval of this increase) and, subject to review and approval of the SEC and the rights of the Board of Directors of the Company to withdraw the offering, the rights offering will be made to shareholders in a timely manner.

           Whether the Company proceeds with a rights offering remains in the discretion of the Board of Directors. Any rights offering which the Company may make may differ substantially from the terms described above. The Company may increase the amount of the rights offering beyond the amounts noted above or adjust the share price, in which case additional or fewer shares would be issued to ICC for the above conversions. Factors which may be considered by the Company in determining the number of shares to be offered and the ratio of rights for each share of common stock may include the amount of proceeds sought, pricing and dilution characteristics of other rights offerings, and the current market price of the common stock. Any rights offering would be subject to compliance with applicable federal and state securities law requirements.

           Other Purposes. In addition, the increase would provide additional authorized capital stock which may be issued for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation, stock splits, dividends or other distributions, future financings (including public offerings), acquisitions and employee benefit (including stock compensation) plans. The increase in the number of common shares authorized for issuance would enable the Company, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders.

           We have no agreements to issue shares other than pursuant to the exercise of conversion rights on our preferred shares and debentures and pursuant to the exercise of options or warrants under our existing stock option agreements or outstanding warrants.

           Although the decision of the Board of Directors to propose amendments increasing the number of shares authorized for issuance did not result from any effort by any person to accumulate our shares or effect a change in control of us, one result of an increase may be to help the Board discourage or render more difficult a change in control. The additional shares could be used under certain circumstances to dilute the voting power of, create voting impediments for or otherwise frustrate the efforts of persons seeking to affect a takeover or gain control of us, whether or not the change of control is favored by a majority of unaffiliated shareholders. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. We have other defenses available against coercive or unfair acts of third parties that are designed to affect a change in control of the Company. Presently the Board has no knowledge of any attempts to obtain control of us. The issuance of any additional common shares (if issued to other than existing holders) could also have the effect of diluting the equity of existing holders and the earnings per share of existing shares.

Further Stockholder Action

           Except as required by law or as a condition to inclusion on Nasdaq, or listing on any stock exchange on which our common shares may in the future be listed, it is unlikely that further approval from the shareholders would be sought for any issuance of the common shares being authorized by this amendment. Nasdaq rules currently require shareholder approval as a condition of continued eligibility for designation as a national market system security in several instances, including issuances of shares in acquisition transactions where the number of outstanding common shares could increase by 20% or more.

Vote Required for Approval

           Approval of the amendment to our certificate of incorporation to increase the number of authorized common shares will require the affirmative vote of the holders of a majority of all outstanding common shares entitled to vote at the annual meeting. There are no rights of appraisal or dissenter's rights, which arise as a result of a vote on this issue. The Board of Directors unanimously recommends that the stockholders vote FOR the approval of the amendment to our certificate of incorporation to increase the number of authorized common shares to 200,000,000.

PROPOSAL NO. 3

AMENDMENT TO THE 1994 STOCK OPTION PLAN

           The Company's Board of Directors has unanimously approved a proposal to amend the Pharmaceutical Formulations 1994 Stock Option Plan (the 1994 Plan) to increase the number of shares authorized for grant under the 1994 Plan by 6,000,000 shares. The amendment proposed to the 1994 Plan will be effective upon stockholder approval. The purpose of the 1994 Plan is to provide additional incentive to the employees of the Company. Each option granted pursuant to the 1994 Plan is required to be designated at the time of grant as either an incentive stock option or as a non-qualified stock option.

           Administration of the Plan. The 1994 Plan is administered by the Stock Option Committee, which determines who among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the durations of options, any conditions to the exercise of options and the manner in and price at which options may be exercised. The Committee is authorized to amend, suspend or terminate the 1994 Plan, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the 1994 Plan; (ii) change the eligibility requirements for participation in the 1994 Plan; and (iii) decrease an option exercise price (although an option may be canceled and a new option granted at a lower exercise price).

           Shares Subject to the Plan. The 1994 Plan currently provides that options may be granted with respect to a total of 1,500,000 shares of common stock, subject to adjustment upon certain changes in capitalization without receipt of consideration by the Company. Upon approval of the amendment, options on a total of 7,500,000 shares of common stock may be granted. This represents a five-fold increase in the number of shares, consistent with the five-fold increase sought in the number of authorized shares. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 1994 Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the 1994 Plan.

           Participation. Any employee of the Company is eligible to receive incentive stock options or non-qualified stock options granted under the 1994 Plan. As of the date hereof, approximately 350 persons are eligible to participate in the 1994 Plan. No employee may receive in any calendar year options on more than 300,000 shares.

           Option Price. The exercise price of each option will be determined by the Stock Option Committee, but incentive stock options may not be priced less than 100% of the fair market value of the shares of common stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the common stock covered by the option on the date the option is granted.

           Terms of Options. The Stock Option Committee, in its discretion, establishes the term of each option, provided that the maximum term of each option is 10 years from the date of grant. Incentive options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company must expire not more than five years after the date of grant. The 1994 Plan provides for the earlier expiration of options of a participant in the event of certain terminations of employment.

           Options Grants. As of the date of this proxy statement, 1,256,200 options have been granted pursuant to the 1994 Plan, of which 493,500 were granted to persons who were not executive officers of the Company. The number of shares subject to options granted to date to the currently-employed Named Executives is as follows: Mr. Ingram: 75,000; Mr. Barney: 150,000, Mr. Cantaffa: 167,333; and Mr. Barbee: 77,750. All current executive officers as a group have been granted options under the 1994 Plan for a total of 520,083 shares. No directors who are not executive officers and no associates of any executive officers or directors have received any options under the 1994 Plan, except for Mr. Cheesman, who received a grant of 75,000 shares. The only persons who received more than five percent of such options were the Named Executives noted above. The Company intends to make similar grants in future years, as well as grants to new employees or certain specific employees in recognition of services. It is the intention of the Company to grant additional options to existing optionees (in addition to annual or other grants which would routinely be made to Company employees) consistent with any rights to be issued to shareholders, so that such optionees can maintain their current equity interests.

           Tax Consequences of Options. There are no federal income tax consequences to the optionee or the Company upon the grant of an option. Generally, there are no federal income tax consequences to the optionee or the Company upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). Upon exercise of an nonqualified stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee.

           If an optionee holds the stock acquired upon exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date of exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

           Upon disposition of the stock acquired upon exercise of an nonqualified stock option, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term, depending on whether the stock was held for more than one year.

           Provisions Relating to Section 162(m) of the Code. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 1994 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

           Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. The 1994 Plan includes certain provisions that are applicable to Named Executives to enable compensation attributable to awards under the 1994 Plan to be "performance-based" in accordance with applicable Treasury regulations issued under Section 162(m) of the Code. Compensation attributable to stock options with an exercise price not less than the fair market value of the Company's common stock on the grant date will qualify as performance-based compensation if the composition of the Stock Option Committee satisfies the Internal Revenue Service's requirement for outside directors.

           Stock Price. On October 10, 2001, the closing bid and asked price of the common stock was $.05 and $.05.

           Approval and Termination. The 1994 Stock Option Plan was approved by the Board of Directors of the Company on August 30, 1994 and the stockholders of the Company on November 17, 1994 and, unless sooner terminated by the Board of Directors or the Stock Option Committee, will terminate as to new grants on August 29, 2004. The amendment to increase the number of shares eligible for grant under the 1994 Plan will become effective upon approval by the stockholders at the Annual Meeting.

           The Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED, that the amendment to the 1994 Stock Option Plan to increase the number of shares eligible for grant to 7,500,000 is hereby approved.

           The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 3.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO.4

AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN

           The Company's Board of Directors has unanimously approved a proposal to amend the Pharmaceutical Formulations 1997 Stock Incentive Plan (the 1997 Plan) to enable the Company to make grants of stock to key employees, consultants and advisors for up to an aggregate of 1,000,000 shares of common stock. The amendment proposed to the 1997 Plan will be effective upon stockholder approval. The purpose of the 1997 Plan is to provide additional incentive to the employees of and consultants and advisors to the Company.

           Administration of the Plan. The 1997 Plan is to be administered by the Stock Incentive Committee, composed of not less than two members of the Board of Directors. To the extent that such persons are available, the members of the committee shall be directors who satisfy requirements promulgated by the Securities Exchange Commission pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and requirements established by the Internal Revenue Service for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code. The Stock Incentive Committee determines who among those eligible will receive stock grants, the time or times at which grants will be made, the number of shares to be granted and any conditions to the grants. The Committee is authorized to amend, suspend or terminate the 1997 Plan subject to stockholder approval only to the extent required by applicable law, regulations or rules or as otherwise decided by the Board of Directors.

           Shares Subject to the Plan. The 1997 Plan provides that grants may be made with respect to a total of 200,000 shares of common stock, subject to adjustment upon certain changes in capitalization by the Company. Upon approval of the amendment, grants for a total of 1,000,00 shares of common stock may be granted. This represents a five-fold increase in the number of shares, consistent with the five-fold increase sought in the number of authorized shares. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the shares which may be granted under the 1997 Plan will be adjusted or, under certain conditions, will terminate.

           Participation. Any employee of the Company, or any individual consultant or advisor to the Company who has provided bona fide services which are not in connection with the offer or sale of securities in capital-raising transactions, is eligible to receive stock incentives under the 1997 Plan. Consultants and advisors who are not individuals are not eligible to receive grants under the 1997 Plan. As of the date hereof, approximately 350 employees are eligible to receive grants under the 1997 Plan.

           Grants. As of the date of this proxy statement, 75,000 shares have been granted pursuant to the 1997 Plan, 25,000 of which were granted to Mr. Barney, an executive officer of the Company. No directors who are not executive officers and no associates of any executive officers or directors have received any grants under the 1997 Plan, except for Mr. Cheesman, who received grants totaling 50,000 shares. The only persons who received more than five percent of such grants were Messrs. Barney and Cheesman.

           Stock Price. On October 9, 2001, the closing bid and asked price of the common stock, was $.05 and $.05.

           Effect of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to the Company in any taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 1997 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Grants of stock will be performance-based if the vesting of such grants is contingent upon the attainment of specified objective goals relating to financial, operational and marketing measures (as described in the 1997 Plan) and any other applicable requirements are satisfied. The number of shares granted to any person in any calendar year which are subject to performance-based vesting requirements shall not exceed 1% of the stock outstanding on the date of approval of the 1997 Plan by the stockholders.

           Approval. The 1997 Stock Incentive Plan was approved by the Board of Directors of the Company on September 19, 1997 and the stockholders of the Company on October 15, 1997 and, unless sooner terminated by the Board of Directors or the Stock Incentive Committee, will terminate as to new grants on August 30, 2007. The Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED, that the amendment to the 1997 Stock Incentive Plan to increase the number of shares eligible for grant to 1,000,000 is hereby approved

           The affirmative vote of at least a majority of the shares represented and voting at the Annual Meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 3.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF AUDITORS

           The firm of BDO Seidman, LLP audited our financial statements for each of the fiscal years ended June 30, 1990 through June 30, 2001 and the Board of Directors has selected such firm to audit the financial statements of the Company for the year ending June 29, 2002. Accordingly, the Board of Directors will offer the following resolution at the Annual Meeting:

RESOLVED,that the appointment by the Board of Directors of BDO Seidman, LLP, independent public accountants, to audit the financial statements of the Company for the year ending June 29, 2002 is hereby ratified and approved.

           It is anticipated that a member of BDO Seidman, LLP will be present at the Annual Meeting to respond to appropriate questions and will have the opportunity, if he desires, to make a statement.

Fees Billed to the Company by BDO Seidman for Services During Fiscal 2001

           Audit Fees: Fees billed to the Company by BDO Seidman, LLP for auditing the Company's annual financial statements for the Company's 2001 fiscal year and reviewing those financial statements included in the Company's quarterly reports on Form 10-Q for such year totaled $173,524.

           Financial Information Systems Design and Implementation Fees: The Company did not engage BDO Seidman to provide advice regarding financial information systems design and implementation during the fiscal year ended June 30, 2001.

           All Other Fees: Fees billed to the Company by BDO Seidman for all other non-audit services rendered to the Company, including tax related services, for the Company's 2001 fiscal year totaled $17,940.

           The Audit Committee of the Board of Directors has reviewed the services provided to the Company by BDO Seidman and believes that the non-audit/review services that it has provided are compatible with maintaining the auditor's independence.

           Shareholder ratification of the selection of BDO Seidman as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of BDO Seidman to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

           The affirmative vote of at least a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary for approval of Proposal No. 5. Under Delaware law, there are no rights of appraisal or dissenter's rights which arise as a result of a vote to ratify the selection of auditors.

           THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 5 TO BE IN OUR BEST INTERESTS AND THE BEST INTEREST OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

Report Of The Audit Committee *

           Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's policies and legal requirements. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon; they are also required to review the Company's quarterly financial statements. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

           As required by new standards for independence of the Company's external auditors adopted by the SEC in 2000, the Committee has reviewed and discussed the audited financial statements of the Company for the year ended June 30, 2001 with representatives of management, who represented that the Company's consolidated financial statements for fiscal 2001 were prepared in accordance with generally accepted accounting principals. It has also discussed with BDO Seidman, LLP, the Company's independent auditors, those matters required to be reviewed pursuant to Statement of Accounting Standards No. 61 ("Communication with Audit Committees"). The Committee has also received from BDO Seidman, LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and has had a discussion with them regarding the auditor's independence.

           Based on the review of the representations of management, the discussions with management and the independent accountants and the review of the report of the independent accountants to the Committee, the Audit Committee recommended to the Board of Directors that the financial statements of the Company for the year ended June 30, 2001 as audited by BDO Seidman, LLP be included in the Company's Annual Report on Form 10-K filed with the SEC.

AUDIT COMMITTEE Ray W. Cheesman

STOCKHOLDERS' PROPOSALS

           It is anticipated that our 2002 Annual Meeting of Stockholders will be held in November 2002. Stockholders who seek to present proposals at our Annual Meeting of Stockholders must submit their proposals to our Secretary on or before July 15, 2002.

FINANCIAL STATEMENTS

          Reference is made to the Consolidated Financial Statements of the Company (including the independent auditors' report thereon and the notes thereto) and Management's Discussion and Analysis of Financial Condition and Results of Operations which are hereby incorporated by reference from the 2001 Annual Report enclosed with this proxy statement.

GENERAL

           We do not intend to hire a proxy solicitor. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

______________________

*

This section shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

           Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposal No. 2, FOR Proposal No.3, FOR Proposal No. 4, FOR proposal No.5 and FOR the election of all directors nominated.

           The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

           IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

           WE UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON WHO HAS BEEN SENT A COPY OF THIS PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2001. Such a written request is to be directed to Secretary, Pharmaceutical Formulations, Inc., 460 Plainfield Avenue, Edison, New Jersey 08818.

By Order of the Board of Directors, Dolores Scotto, Secretary

Edison, New Jersey
November 12, 2001

PRELIMINARY COPY

PHARMACEUTICAL FORMULATIONS, INC.
Proxy for Annual Meeting of Stockholders, November 28, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoint Walter N. Kreil and Dolores Scotto, as Proxies, each with full power to appoint his or her substitute, and hereby authorize them to appear and vote as designated below, all shares of Common Stock of Pharmaceutical Formulations, Inc. held of record by the undersigned on October 29, 2001, at the Annual Meeting of Stockholders to be held on November 28, 2001, and any adjournments thereof.

     The undersigned hereby directs this Proxy to be voted:
1.   Election of directors;
     [  ]  FOR the election of directors of all nominees (listed     or        [  ]   WITHHOLD AUTHORITY
           below (except as marked to the contrary below)                             to vote for all nominees listed below
           BALRAM ADVANI           RAY W. CHEESMAN           JAMES C. INGRAM          STEVE JACOFF        JOHN L. ORAM
     (INSTRUCTION:  To withhold authority to vote for any of the above-listed nominees, strike a line through that nominee's name)

2.   Proposal to approve an increase in the number of authorized shares of common stock
                                   FOR [  ]                   [   ] AGAINST                [  ] ABSTAIN

3.   Proposal to approve an increase in the number of shares available under the 1994 Stock Option Plan
                                   FOR [  ]                   [   ] AGAINST                [  ] ABSTAIN

4.   Proposal to approve an increase in the number of shares available under the 1997 Stock Incentive Plan
                                   FOR [  ]                   [   ] AGAINST                [  ] ABSTAIN

5.   Proposal to approve the appointment of BDO Seidman, LLP as independent auditors for the Company for the year ending June 29, 2002.
                                   FOR [  ]                   [   ] AGAINST                [  ] ABSTAIN

6.   In their discretion, the named proxies may vote on such other business as may properly come before the
     Annual Meeting, or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

Date:

Signature of stockholder

Signature if held jointly
NOTE: Please mark, date and sign and return this proxy promptly using the enclosed envelope. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian,please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.